EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Intcomex, Inc.’s principal subsidiaries as of December 31, 2006, are listed below. All subsidiaries are 100.0% owned.

Name of Subsidiary		Jurisdiction
1.	Intcomex Holdings, LLC	Delaware
2.	Intcomex Holdings SPC-1, LLC	Delaware
3.	Software Brokers of America, Inc.	Florida
4.	IXLA Holdings, Ltd.	Cayman Islands
5.	Intcomex Argentina SRL	Argentina
6.	Intcomex S.A.	Chile
7.	Intcomex Iquique S.A.	Chile
8.	Sociedad de Inversiones y Financiamiento TC, S.A.	Chile
9.	Intcomex Colombia LTDA	Colombia
10.	Intcomex Costa Rica Mayorista en Equipo de Computo, S.A.	Costa Rica
11.	Intcomex de Ecuador, S.A.	Ecuador
12.	Hurricane Systems, S.A.	Ecuador
13.	Intcomex El Salvador, S.A.	El Salvador
14.	Intcomex de Guatemala, S.A.	Guatemala
15.	Intcomex Jamaica Ltd.	Jamaica
16.	Inset Finance Ltd.	Cayman Islands
17.	Computacion Monrenca Panama, S.A.	Panama
18.	Intcomex Peru, S.A.C.	Peru
19.	DTMK Inmobiliaria, S.A.C.	Peru
20.	T.G.M., S.A.	Uruguay
21.	Pontix Trading S.A.	Uruguay
22.	Intcomex De Las Americas, S.A.	Panama
23.	Centel, S.A. de C.V.	Mexico
24.	Compania de Servicios IMCS, S. de R.L. de C.V.	Mexico